                                                                    EXHIBIT 12.1

                           SIMON PROPERTY GROUP, INC.
 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                 (in thousands)

                                                                                                                SIMON DEBARTOLO
                                                                          SIMON PROPERTY GROUP, INC.               GROUP, INC.
                                                             ------------------------------------------------ ---------------------

                                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                             ----------------------------------------------------------------------
                                                             2000 PRO FORMA     2000       1999        1998       1997      1996
                                                             --------------  -----------  ---------  ---------  ---------  ---------
Earnings:
     Income before extraordinary items                         $  402,011   $   402,011  $ 358,859  $ 271,634  $ 220,434  $ 134,663

     Add:
        Minority interest in income of
           majority owned subsidiaries                             10,725        10,725     10,719      7,335      5,270      4,300

        Distributed income from unconsolidated entities            45,948        45,948     30,169     29,903     15,619      5,538

        Amortization of capitalized interest                        1,323         1,323        724        380          0          0

     Fixed Charges                                                747,029       776,364    692,384    500,009    322,685    210,913
     Less:
        Income from unconsolidated entities                       (53,476)      (53,476)   (44,926)   (22,293)    (8,690)    (4,060)

        Interest capitalization                                   (18,638)      (18,638)   (23,759)   (13,792)   (11,932)    (5,831)

        Preferred distributions of consolidated subsidiaries      (11,267)      (40,602)   (32,252)    (7,816)         0          0

                                                               ----------   -----------  ---------  ---------  ---------  ---------
Earnings                                                       $1,123,655   $ 1,123,655  $ 991,918  $ 765,360  $ 543,386  $ 345,523
                                                               ----------   -----------  ---------  ---------  ---------  ---------

Fixed Charges:
     Portion of rents representative of the interest factor         5,078         5,078      4,913      4,831      3,732      2,900

     Interest on indebtedness
        (including amortization of debt expense)                  712,046       712,046    631,460    473,570    307,021    202,182

     Interest capitalized                                          18,638        18,638     23,759     13,792     11,932      5,831

     Preferred distributions of consolidated subsidiaries          11,267        40,602     32,252      7,816          0          0

                                                               ----------   -----------  ---------  ---------  ---------  ---------
Fixed Charges                                                  $  747,029   $   776,364  $ 692,384  $ 500,009  $ 322,685  $ 210,913
                                                               ----------   -----------  ---------  ---------  ---------  ---------

     Preferred Stock Dividends                                     66,143        36,808     37,071     33,655     29,248     12,694

                                                               ----------   -----------  ---------  ---------  ---------  ---------
Fixed Charges and Preferred Stock Dividends                    $  813,172   $   813,172  $ 729,455  $ 533,664  $ 351,933  $ 223,607
                                                               ----------   -----------  ---------  ---------  ---------  ---------

Ratio of Earnings to Fixed Charges and
     Preferred Stock Dividends                                       1.38          1.38       1.36       1.43       1.54       1.55
                                                               ==========   ===========  =========  =========  =========  =========